EXHIBIT 99.1

ePlus Adds New Member to Board of Directors

Ben Xiang Brings Significant Experience in Cross-Border M&A and Emerging Technologies to the ePlus Board

HERNDON, VA – July 25, 2019 – ePlus inc. (NASDAQ NGS: PLUS – news) today announced that Ben Xiang has been appointed as a member of its Board of Directors. Mr. Xiang will fill a newly-created board seat as an independent director.

“We are pleased to welcome Mr. Xiang to the Board,” said Mark Marron, CEO and president of ePlus. “He has substantial expertise in emerging technologies and global markets, which are two important focus areas for ePlus. Mr. Xiang’s contributions will provide valuable perspective to our Board and tremendous benefit to our Company.”

“I am honored and excited to join the Board of Directors at ePlus and look forward to contributing to the Company’s success as it continues to grow globally,” said Mr. Xiang.

Mr. Xiang is a global executive for the Internet of Things, Artificial Intelligence, and Mixed-Reality business at Ingram Micro, the world’s largest IT distributor. In this role, he is responsible for creating a new global business unit while overseeing solution development, engineering, and go-to-market.

In addition to previous roles at Ingram Micro in corporate development, his extensive background in cross-border M&A, post-merger integrations, and business operations includes execution of global transactions in cloud computing, e-commerce, and mobility services. Prior to joining Ingram, Mr. Xiang was Managing Director of Fortress Consulting, a management consulting firm supporting Fortune 500 companies in the US, Europe, and China. In 2009, he joined the CITIC Group as a Director focusing on investments in technology and media. Prior to that, Mr. Xiang worked for Sony BMG in the areas of digital strategy and transformation. He holds a degree in Finance and Management from the Wharton School at the University of Pennsylvania.

Mr. Xiang’s biography is available on ePlus' investor relations website: https://www.eplus.com/why-eplus/leadership

About ePlus inc.

ePlus is a leading consultative technology solutions provider that helps customers imagine, implement, and achieve more from their technology.  With the highest certifications from top technology partners and expertise in key technologies from cloud to security and digital infrastructure, ePlus transforms IT from a cost center to a business enabler.  Founded in 1990, ePlus has more than 1,500 associates serving a diverse set of customers in the U.S., Europe, and Asia-Pac.  The Company is headquartered at 13595 Dulles Technology Drive, Herndon, VA, 20171.  For more information, visit www.eplus.com, call 888-482-1122, or email info@eplus.com. Connect with ePlus on LinkedIn, Twitter, or Facebook.

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Contact:
Kleyton Parkhurst, SVP
ePlus inc.
kparkhurst@eplus.com
703-984-8150